SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                                      FOR
                              WEIS MARKETS, INC.

     The purposes of the Supplemental Executive Retirement Plan for Weis Markets, Inc. ("Plan") are to permit select members of management and highly compensated employees to defer current compensation which cannot be redirected into the Company's 401(k) Plan, and to further supplement retirement benefits payable under the qualified retirement plans of the Company. This Plan is designed to provide retirement benefits and salary deferral opportunities because of the limitations imposed by the Internal Revenue Code and the Regulations implemented by the Internal Revenue Service.

                                 TABLE OF CONTENTS

                                                                           Page

ARTICLE I      TITLE AND EFFECTIVE DATE . . . . . . . . . . . . . . . . . . . 2

ARTICLE II     DEFINITIONS AND CONSTRUCTION
                        OF THE PLAN DOCUMENT . . . . . . . . . . . . . . . . .3

ARTICLE III    ELIGIBILITY   . . . . . . . . . . . . . . . . . . . . . . . . .5

ARTICLE IV     DEFERRAL OF COMPENSATION  . . . . . . . . . . . . . . . . . . .6

ARTICLE V      PARTICIPANT BOOKKEEPING ACCOUNTS  . . . . . . . . . . . . . . .7

ARTICLE VI     DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . .9

ARTICLE VII    BENEFICIARY . . . . . . . . . . . . . . . . . . . . . . . . . 11

ARTICLE VIII   ADMINISTRATION OF THE PLAN  . . . . . . . . . . . . . . . . . 12

ARTICLE IX     CLAIMS PROCEDURE . . . . . . . . . . . . . . . . . . . . . . .13

ARTICLE X      NATURE OF COMPANY'S OBLIGATION  . . . . . . . . . . . . . . . 14

ARTICLE XI     MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . 15

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                                   ARTICLE I

                           TITLE AND EFFECTIVE DATE

      Section 1.01 Title. This Plan shall be known as the Supplemental Executive Retirement Plan for Weis Markets, Inc.

      Section 1.02 Effective Date. The effective date of this Plan shall be January 1, 1994.

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                                  ARTICLE II

                DEFINITIONS AND CONSTRUCTION OF THE PLAN DOCUMENT

      As used herein, the following words and phrases shall have the meanings specified below unless a different meaning is clearly required by the context:

      Section 2.01 "Account" means the account established as a bookkeeping record for each Participant pursuant to Article V.

      Section 2.02 "Beneficiary" means the person or persons or the estate of a participant entitled to receive any benefits under this Plan.

      Section 2.03 "Board of Directors" means the Board of Directors of Weis Markets, Inc.

      Section 2.04 "Committee" means the Executive Compensation Committee of the Board of Directors.

      Section 2.05 "Company" means Weis Markets, Inc. its successors, any subsidiary of affiliated organizations authorized by the Board of Directors or the Committee to participate in this Plan with respect to their Participants, and any organization into which or with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred.

      Section 2.06 "Compensation" means remuneration from the Company reportable on IRS Form W-2, together with any salary reduction contributions under this Plan, the 401(k) Plan or any cafeteria plan under Section 125 of the Internal Revenue Code, but excluding any sick pay.

      Section 2.07 "Deferral Agreement" means the written form submitted to the Committee that indicates whether the Participant wishes to defer a portion of his Compensation and indicates the portion of Compensation to be deferred. No Deferral Agreement shall be effective until acknowledged by the Company.

      Section 2.08 "Deferred Compensation" means the portion of a Participant's Compensation that has been deferred pursuant to the Plan.

      Section 2.09 "ESOP" means the Weis Markets, Inc. Stock Bonus Plan as it may be amended from time to time, and any successor plan.

      Section 2.10 "Election Date" means (a) 30 days after notice of adoption of the Plan for Executives who are eligible to participate at the time the Plan is adopted; or (b) 30 days after a newly eligible Executive is notified of his right to participate in the Plan; or (c) December 15 of any calendar year if (a) and (b) above do not apply.

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      Section 2.11  "Executive" means any member of management of the
Company.

      Section 2.12 "401(k) Plan" means the Weis Markets, Inc. Retirement Savings Plan, as it may be amended from time to time, and any successor plan.

      Section 2.13 "Participant" means an Executive who is participating in the Plan.

      Section 2.14 "Plan" means the Supplemental Executive Retirement Plan for Weis Markets, Inc. described in this instrument, as it may be amended from time to time.

      Section 2.15  "Profit Sharing Plan" means the Weis Markets, Inc.
Profit Sharing Plan, as it may be amended from time to time, and any successor plan.

      Section 2.16 "Retirement" means a Participant's termination of employment with the Company and its subsidiaries after attaining age 65.

      Section 2.17 "Subaccounts A and B" mean the subdivisions of each Participant's Account created pursuant to Article V.

      Section 2.18 "Termination of Service" or similar expression means the termination of the Participant's employment as an employee of the Company and its subsidiaries, other than Retirement or by reason of death or disability.

      Section 2.19 Titles. Titles of the Articles of this Plan are included for ease of reference only and are not to be used for the purpose of construing any portion or provision of this Plan document.

      Section 2.20 Gender and Number. Wherever the context so requires, masculine pronouns include the feminine and singular words shall include the plural.

                                 ARTICLE III

                                 ELIGIBILITY

      Section 3.01 Selection. Eligibility for participation in this Plan shall be determined by a two step process. First, the Executive Compensation Committee of the Board of Directors shall make a recommendation of potential Participants to the Board of Directors. This list may be based upon recommendations from the Executive Committee of Weis Markets, Inc. Second, the Board of Directors shall consider the recommendation of the Executive Compensation Committee and make the final determination based upon a majority vote.

      Section 3.02 Participation. An Executive, after having been selected for participation by the Board of Directors, shall continue to participate until his employment with the Company terminates, or such earlier date as of which the Committee suspends his participation.

                                  ARTICLE IV

                           DEFERRAL OF COMPENSATION

      Section 4.01 Salary Deferral. Each Participant may have a percentage of his Compensation deferred in accordance with the terms and conditions of this Plan. The percentage of Compensation to be deferred under this section shall not exceed 15% of Compensation with the amount deferred into the 401(k) Plan first deducted from the deferral amount under this Plan.

      Section 4.02 Deferral Agreement. A Participant desiring to have a percentage of his Compensation deferred under the Plan must submit a written Deferral Agreement to the Committee on or before the applicable Election Date. A valid Deferral Agreement filed by the applicable Election Date as provided in Section 2.09 (a) or (b) shall cause Compensation not yet earned to be deferred starting in the calendar year in which such Agreement is made. Deferral Agreements entered into under the conditions of Section 2.08(c) shall cause Compensation to be deferred beginning January 1 of the next calendar year.

      Section 4.03 No Deferral Without Agreement. A Participant who has not submitted a valid Deferral Agreement to the Committee before the relevant Election Date may not defer any Compensation for the applicable calendar year under this Plan.

      Section 4.04 Duration of Deferral Agreement. Deferral Agreements remain in effect until revoked or modified by the filing of a new Deferral Agreement.

      Section 4.05 Revocation or Modification of Deferral. Future deferrals of Compensation may be stopped, reduced or increased at any time by filing a new Deferral Agreement. Such modification shall be effective as soon as feasible for the Company. Notwithstanding the foregoing, no Deferral Agreement filed after incentive compensation is earned shall affect the amount of deferral from such incentive compensation.

                                  ARTICLE V

                       PARTICIPANT BOOKKEEPING ACCOUNTS

      Section 5.01 Maintenance of Account. The Company shall maintain on its books a supplemental retirement account for each Participant. Each Account shall be divided into Subaccounts A and B, to which amounts shall be credited as follows:

      (a) Deferred Compensation Credits. As of each date elective deferrals are contributed for a Participant to the 401(k) Plan, or would be contributed but for the Internal Revenue Code limitations thereon, the Participant's Deferred Compensation shall be credited to his Subaccount A.

      (b) Profit-Sharing Credits. As of each date the Company makes a contribution under the Profit-Sharing Plan, the Participant's Subaccount B shall be credited with the amount, if any, that would have been allocated to the Participant's Profit Sharing Plan account if

            (i) he had not been excluded from participation in the Profit Sharing Plan,

            (ii)    the Company had increased its Profit Sharing
                    Plan contributed by the amount of the
                    Participant's allocation, and

            (iii)   the Internal Revenue Code provisions
                    limiting his Profit Sharing Plan allocation did not apply.

      (c) ESOP Credits. As of each date the Company makes a contribution to the ESOP, the Participant's Subaccount B shall be credited with the amount, if any, that would have been allocated to the Participant's ESOP account if

            (i) he had not been excluded from participation in the ESOP,

            (ii)    the Company had increased its ESOP
                    contribution by the amount of the
                    Participant's allocation, and

            (iii)   the Internal Revenue Code provisions
                    limiting his ESOP allocation did not apply.

      (d) Discretionary Credits. The Committee may at any time credit additional amounts to the Account(s) of one or more Participants, in its sole discretion.

      Section 5.02 Hypothetical Investment Results for Subaccount A. Each amount credited to a Participant's Subaccount A shall be adjusted in the same manner as if such amount had been invested for the Participant in the 401(k) Plan. These amounts shall be credited to Subaccount A at the same intervals as amounts invested in the 401(k) Plan.

      Section 5.03 Hypothetical Investment Results for Subaccount B. Each amount credited to a Participant's Subaccount B shall be adjusted periodically in the same manner as if such amount had been invested for the Participant in the Profit Sharing Plan. Amounts credited to Subaccount B shall be adjusted at the same intervals as amounts invested in the Profit-Sharing Plan.

      Section 5.04 Conclusion of Company Contributions. A Participant who terminates service prior to Retirement shall not receive credits to Subaccount B from the Company for the year of termination.

                                  ARTICLE VI

                                 DISTRIBUTION

      Section 6.01 Distribution of Account Balance. Distribution of the value of a Participant's Subaccount A balance shall be made according to the terms of the Participant's Deferral Agreement and this Plan. Distribution of the vested portion of the Participant's Subaccount B balance shall be made according to the terms of the Participant's Deferral Agreement in the event of the Participant's Retirement or disability. In the event of Participant's Termination of Service, he shall not receive credits to Subaccount B for the year of termination.

      Section 6.01.1 Termination of Service. In the event of Termination of Service, the Participant shall receive the value of Subaccount A and the vested portion of Subaccount B as soon as administratively possible upon the occurrence of one of the following events, whichever is sooner:

      (a) After five years from the end of the Plan year following the Termination of Service; or

      (b) After the end of the Plan year in which the Participant reaches the age of 65.

      Section 6.02 Vested Rights. Each Participant shall have a vested right

      (a)  to the value of his Subaccount A; and

      (b) to the value of his Subaccount B to the extent his Profit-Sharing Plan account is vested (or would have been vested if he had not been excluded from the Profit-Sharing Plan).

      Section 6.03 Change of Control. All participants shall be vested fully in their Account values in the event of a change of a control of the Company. For purposes of this Plan, change of control means

      (a) acquisition of the beneficial ownership of at least 51% of the voting securities of Weis Markets, Inc. by any individual or other person or group of persons who have agreed to act together for the purpose of acquiring, holding, voting or disposing of such securities; or

      (b) any merger or consolidation of Weis Markets, Inc., or transfer of all or substantially all of its assets to a buyer, in which stockholders of Weis Markets, Inc. before such merger, consolidation or transfer do not own more than 51% of the outstanding voting power of the surviving entity following such transaction.

      Section 6.04  Forfeiture for Cause.  Notwithstanding Sections 6.01,
6.01.1 and 6.02, a Participant whose employment is terminated for cause or who engages in competition with the Company shall be subject to forfeiture as set forth below. For purposes of this Section, cause means willful misconduct relating to the business of the Company and competition means competition in the capacity of proprietor, employee, officer, director, independent contractor or owner of more than 5% of the equity interest in an enterprise, with any business in which the Company is engaged, unless specifically authorized by the Board of Directors.

      Section 6.04.1 Forfeiture of Subaccount A. A Participant subject to forfeiture as set forth in Section 6.04 shall be entitled to the lesser of
(i) the Deferred Compensation for the Participant; or (ii) the value of the Participant's Subaccount A.

      Section 6.04.2 Forfeiture of Subaccount B. A Participant subject to forfeiture as set forth in Section 6.04 shall forfeit all of Subaccount B.

      Section 6.05 Withholding for Taxes. The Company shall be entitled to withhold any and all taxes of any nature required by any government to be withheld with respect to amounts credited or distributed under the Plan.

                                 ARTICLE VII

                                 BENEFICIARY

      Section 7.01 Beneficiary Designation. Each Participant shall designate a Beneficiary to receive benefits under the Plan in the event of his death by completing a Beneficiary designation form furnished by the Committee. A Participant may change his Beneficiary designation by submitting to the Committee another Beneficiary designation form. However, no change of Beneficiary shall be effective until acknowledged in writing by the Company.

      Section 7.02 Proper Beneficiary. If no designated Beneficiary survives the Participant, the value of the Participant's Account shall be paid to the Participant's surviving spouse, or if none, to the Participant's issue per stirpes, or if none, to the Participant's estate. If the Company has any doubt as to the proper Beneficiary to receive payments hereunder, the Company shall have the right to withhold such payments until the matter is finally adjudicated. However, any payment made by the Company, in good faith and in accordance with this Plan, shall fully discharge the Company from all further obligations with respect to that payment.

      Section 7.03 Minor or Incompetent Beneficiary. In making any payments to or for the benefit of any minor or incompetent Beneficiary, the Committee, in its sole and absolute discretion, may cause distribution to be made to a legal or natural guardian or relative of a minor or incompetent. Or, it may make a payment to any adult with whom the minor or incompetent temporarily or permanently resides. The receipt by a guardian, relative or other person shall be a complete discharge to the Company with respect to the payment. Neither the Committee nor the Company shall have any responsibility to see to the proper application of any payment so made.

                                 ARTICLE VIII

                           ADMINISTRATION OF THE PLAN

      Section 8.01 Committee. The Plan shall be administered by the Committee. The Committee may delegate to one more individuals its powers or responsibilities under the Plan. All resolutions or other actions taken by the Committee shall be voted by a majority of those present, or in writing by all the members at the time in office in the event they act without a meeting.

      Section 8.02 Finality of Determination. Subject to the terms of the Plan the Committee shall, from time to time, establish rules, forms and procedures for the administration of the Plan. Except as herein otherwise expressly provided, the Committee shall have the exclusive right and discretion to interpret the Plan and to decide any and all matters arising thereunder or in connection with the administration of the Plan. The decisions, actions and records of the Committee shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan.

      Section 8.03 Certificates and Reports. The members of the Committee and the officers and directors of the Company shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel, which legal counsel may be counsel for the Company.

      Section 8.04 Indemnification and Exculpation. The Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities relating to the Plan, unless arising out of his willful misconduct. Expenses against which a member of the Committee shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member of the Committee may be entitled.

      Section 8.05 Expenses. The expenses of administering the Plan shall be borne by the Company.

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                                  ARTICLE IX

                               CLAIMS PROCEDURE


      Section 9.01 Written Claim. The value of a Participant's Account shall be paid in accordance with the provisions of this Plan and any applicable Deferral Agreement. The Participant or Beneficiary shall make a written request for benefits under this Plan. This written claim shall be mailed or delivered to the Committee.

      Section 9.02 Denied Claim. If the claim is denied in full or in part, the Committee shall provide a written notice within ninety (90) days setting forth the specific reasons for denial, the Plan provisions on which it is based, any additional material or information that is necessary, and explanation of the steps to be taken if a review of the denial is desired.

      Section 9.03 Review Procedure. If the claim is denied and a review is desired, the Participant (or Beneficiary) shall notify the Committee in writing within sixty (60) days after receipt of the written notice of denial (a claim shall be deemed denied if the Committee does not take any action within the aforesaid ninety (90) day period). In requesting a review, the Participant (or Beneficiary) may review the Plan document and other pertinent documents, may submit any written issues and comments, may request an extension of time for such written submission of issues and comments, and may request that a hearing be held, but the decision to hold a hearing shall be within the sole discretion of the Committee.

      Section 9.04 Committee Review. The decision on the review of the denied claim shall be rendered by the Committee within sixty (60) days after the receipt of the request for review (if a hearing is not held) or within sixty (60) days after the hearing if one is held. The decision shall be written and shall state the specific reasons for the decision, including reference to specific provisions of this Plan, on which the decision is based.

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                                  ARTICLE X

                        NATURE OF COMPANY'S OBLIGATION


      Section 10.01 Company's Obligation. The Company's obligations under this Plan shall be unfunded.

      Section 10.02 Creditor Status. Any assets which the Company may acquire or set aside to help cover its financial liabilities are and must remain general assets of the Company subject to the claims of its creditors. Neither the Company nor this Plan gives the Participant any beneficial ownership interest in any asset of the Company. All rights of ownership in any such assets are and remain in the Company and Participants and their Beneficiaries shall have only the rights of general creditors of the Company.

                                  ARTICLE XI

                                MISCELLANEOUS


      Section 11.01 Written Notice. Any notice which shall or be or may be given under the Plan or a Deferral Agreement shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Committee, such notice shall be addressed to 1000 South Second Street, Sunbury, Pennsylvania 17801, and marked for the attention of the Executive Compensation Committee, or if notice to a Participant, addressed to the address shown on the Participant's Deferral Agreement.

      Section 11.02 Change of Address. Any Participant or the Committee may, from time to time, change the address to which notices shall be mailed by the other by giving written notice of a new address.

      Section 11.03 Amendment and Termination. The Company retains the sole and unilateral right to terminate, amend, modify, or supplement this Plan, in whole or in part at any time. This right includes the right to make retroactive amendments. However, no exercise of this right shall reduce the Account of any Participant or his Beneficiary.

      Section 11.04 Nontransferability. Except insofar as prohibited by applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Plan shall be valid or recognized by the Company. Neither the Participant, his spouse, or designated Beneficiary shall have any power to hypothecate, mortgage, commute, modify or otherwise encumber in advance of any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or maintenance, owed by the Participant or his Beneficiary, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. Notwithstanding the foregoing, the Company shall pay benefits in accordance with a qualified domestic relations order as defined in the Employee Retirement Income Security Act of 1974, and benefits payable under the Plan may be applied by the Company to discharge obligations of the Participant, his Beneficiary or estate to the Company.

      Section 11.05 Acceleration of Payment. The Company reserves the right to accelerate the payment of any benefits payable under this Plan at any time without the consent of the Participant, his estate, his Beneficiary or any other person claiming through the Participant.

      Section 11.06 Applicable Law. This Plan shall be governed by the laws of the United States, and to the extent permitted thereby by the laws of the Commonwealth of Pennsylvania. Any dispute or interpretation of the Plan shall be litigated in the Court of Common Pleas of Northumberland County, Pennsylvania.

      IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers on this 1st day of January, 1994, effective as of January 1, 1994.



ATTEST:                                 WEIS MARKETS, INC.


      //William R. Mills                     //Robert F. Weis
-------------------------------        BY:-----------------------------------
                                            Chairman of the Board
                                       Its:----------------------------------

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